UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2005

Phoenix Color Corp.

(Exact name of registrant as specified in its charter)

Delaware	333-50995	22-2269911
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

540 Western Maryland Parkway, Hagerstown, Maryland 21740

(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code:	(301) 733-0018

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On June 6, 2005, Phoenix Color Corporation (“Phoenix” or the “Company”) entered into a Third Amendment to the Amended and Restated Loan and Security Agreement (the “Third Amendment”) with Wachovia Bank, National Association (“Wachovia”). Pursuant to the Third Amendment, at the Company’s request, the amount of the Company’s revolving credit facility with Wachovia was decreased from $20,000,000 to $15,000,000.

On May 26, 2005, the Company entered into a Second Amendment to the Loan Agreement (“Second Amendment”) and Promissory Note Modification Agreement (the “Note Modification Agreement”) with the Maryland Department of Business and Economic Development (the “Department”). The original Loan Agreement by and between the Company and the Maryland Department of Business and Economic Development (the “Original Loan Agreement”) and Promissory Note from the Company to the Maryland Department of Business and Economic Development (“Original Promissory Note”) were executed on May 3, 2000. The Original Loan Agreement provided that the full amount of the loan and any interest accrued thereon would be forgiven if, as of December 31, 2005, Phoenix had at least 543 permanent, full-time employees within the State of Maryland. As a result of the sale of its BTP Division, as of December 31, 2005 Phoenix will have less than 543 permanent, full-time employees. The Second Amendment and Note Modification Agreement provide that if Phoenix has fewer than 543 but at least 360 permanent, full-time employees as of December 31, 2005, the Company shall pay to the Department an amount equal to (i) $1,485 multiplied by (ii) 543 minus the number of permanent, full-time employees of Phoenix as of December 31, 2005 (the “Pro Rata Repayment”), together with accrued interest thereon from May 3, 2000 and, provided that Phoenix is not in default, the remaining balance of the Original Note will be forgiven. The Second Amendment further provides for forgiveness of the accrued interest on the Pro Rata Repayment if the Company provides the Department with employment reports on its permanent, full-time employees by January 30, 2006 and makes the Pro Rata Repayment to the Department by January 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Phoenix Color Corp.

/s/ Louis LaSorsa
Name:	Louis LaSorsa
Title:	Chairman and Chief Executive Officer

Date: June 14, 2005